Exhibit 10.23

EMPLOYMENT AGREEMENT FOR JOEL A. RONNING

This Agreement is made effective as of August 8, 2005 between Digital River Inc., a Delaware corporation (the “Company”), with its principal administrative office at 9625 W. 76th Street, Eden Prairie, MN 55344, and Joel A. Ronning (the “Executive”).

WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement; and

WHEREAS, the Executive is willing to serve in the employ of the Company on a full-time basis for said period.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.         POSITION AND RESPONSIBILITIES.

During the period of his employment hereunder, Executive agrees to serve as Chairman and Chief Executive Officer of the Company.  The Executive shall serve as a full time employee of the Company to perform such duties as the Company may from time to time reasonably direct.  The Executive’s responsibilities will include, among other things, (i) developing and assisting in the development of new products and business for the Company, (ii) supervising the preparation and development of budgets for the Company for approval by the Board of Directors of the Company (the “Board”), and (iii) developing and directing the Company’s e-commerce, finance, marketing, sales and technology areas.  In the event that a change in legal or regulatory requirements applicable to the Company shall require the role of Chairman to be held by an independent director or be separated from the position of Chief Executive Officer, Executive shall continue to serve as the Company’s Chief Executive Officer and such event shall not be deemed, in and of itself, to be an Event of Termination (as defined below) under this Agreement.

2.         TERM.

(a)        The period of Executive’s employment under this Agreement shall be deemed to have commenced as of the date hereof, and shall continue for a period of twenty-four (24) full calendar months thereafter (the “Expiration Date”).  Unless written notice shall have been delivered by the party desiring to terminate this Agreement, which written notice shall have been delivered not later than 120 days prior to the Expiration Date (including the Expiration Date with respect to any renewed term), this Agreement shall be renewed for consecutive one (1) year periods.

(b)       During the period of his employment hereunder, except for periods of absence occasioned by illness, and reasonable vacation periods, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Company, provided, however, that, with the approval of the Board, as evidenced by a resolution of the Board, from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board’s judgment, will not present any conflict of interest with the Company, or materially affect the performance of Executive’s duties pursuant to this Agreement.

(c)        Notwithstanding anything herein contained to the contrary:  (i) Executive’s employment with the Company may be terminated by the Company or Executive during the term of this Agreement, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms and conditions as the Board and Executive may mutually agree.

3.         COMPENSATION AND REIMBURSEMENT.

(a)        The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1.  The Company shall pay Executive as compensation a salary of not less than $250,000 per year (“Base Salary”).  Such Base Salary shall be payable in accordance with the Company’s payroll practice in effect from time to time.  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement.  Such review shall be conducted by the Compensation Committee of the Board, and the Board may increase Executive’s Base Salary.  An increase shall become the “Base Salary” for purposes of this Agreement.  In addition to the Base Salary provided in this Section 3(a), the Company shall also provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Company.

(b)       The Executive shall also receive an annual bonus in an amount to be recommended by the Compensation Committee and approved by the Board.  The Executive shall only be eligible for an annual bonus as long as the Executive remains an employee of the Company.

(c)        The Executive will be entitled to four (4) weeks paid vacation annually.  The Executive will be entitled to participate in or receive benefits under any employee benefit plans, including, but not limited to, retirement plans (i.e., 401(k) plans), supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plan, medical coverage or any other employee benefit plan or arrangement made available by the Company currently or in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Company in which Executive is eligible to participate, and without limiting the foregoing, the Company may grant stock options, restricted stock, stock appreciation rights or other incentive equity (“Incentive Equity”) to Executive in the future, in the discretion of the Board or a committee of the Board.  Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.  In addition, the Company shall maintain term life insurance, naming the Executive’s designee as beneficiary, in the face amount of $1,000,000.

(d)       In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraphs (b) and (c) of this Section 3, the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement.

4.         PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 7 and 14.

(a)        Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section 4 shall apply.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following:  (i) the termination by the Company of Executive’s full-time employment hereunder for any reason, including, without limitation, the Company’s failure to renew this Agreement, other than a termination following a Change in Control (as defined in Section 5(a) hereof) within the term of this Agreement, upon Retirement (as defined in Section 6 hereof), upon death or disability (as defined in Section 6 hereof), or for Cause (as defined in Section 7 hereof); and (ii) Executive’s resignation from the Company’s employ, upon any (A) failure to elect or reelect or to appoint or reappoint Executive as Chief Executive Officer, (B) unless consented to by the Executive, a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, (and any such material change shall be deemed a continuing breach of this Agreement); provided that any removal of the role of Chairman from Executive that is caused by a change in legal or regulatory requirements applicable to the Company shall not be deemed, in and of itself, to be an Event of Termination hereunder, (C) a relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement or (D) material breach of this Agreement by the Company.  Upon the occurrence of any event described in clauses (A), (B), (C) or (D) above (a “resignation for Good Reason”), Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, three (3) calendar months after the event giving rise to said right to elect.

(b)       Subject to Section 10 hereof, upon the occurrence of an Event of Termination, the Company shall be obligated to pay Executive, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) twelve (12) months of the Executive’s Base Salary at the time of the occurrence of the Event of Termination plus (ii) the average of the annual bonus amount paid to Executive for the three (3) prior years.  Such payment shall be made in twelve

(12) equal monthly installments during the twelve (12) months following Executive’s termination.

(c)        Upon the occurrence of an Event of Termination, the Company will cause to be continued life, medical, dental and disability coverage (to the extent available) substantially identical to the coverage maintained by the Company for Executive prior to his termination for twelve (12) months.

(d)       Upon the occurrence of an Event of Termination, the Executive will be entitled to receive vested benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability (if coverage is available under the Company’s current policy) or other employee benefit plans maintained by the Company on the Executive’s behalf to the extent that such benefits are not otherwise paid to Executive under a separate provision of this Agreement.

(e)        Upon the occurrence of an Event of Termination, any unexercised Incentive Equity granted to the Executive pursuant to Section 3(c) of this Agreement shall immediately vest and be immediately exercisable and free from any right of repurchase upon the Executive’s receipt of the Notice of Termination (as defined below) relating to such Event of Termination, and any stock options held by Executive shall remain exercisable for a period of one hundred twenty (120) days thereafter, after which (unless otherwise provided in the Incentive Equity agreement) they shall terminate.

5.         CHANGE IN CONTROL.

(a)        No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Company as set forth below.  For purposes of this Agreement, a “Change in Control” of the Company shall mean any of the following:  (A) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least a majority of the directors comprising the Incumbent Board (or directors elected by the process set forth in this clause (A)), shall be, for purposes of this clause (A), considered as though he were a member of the Incumbent Board; or (B) a sale of all or substantially all of the assets of the Company, (C) a plan of reorganization, merger or consolidation or similar transaction occurs in which the stockholders of the Company prior to such transaction do not continue to hold, as a result of shares of capital stock of the Company held by them prior to such transaction, a majority of the voting power of the capital stock of the surviving corporation or entity; (D) a proxy statement shall be distributed soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company with one or more entities as a result of which the outstanding shares of the class of securities then subject to such a plan or transaction are subsequently exchanged for or converted into cash or property or securities not issued by the Company shall be distributed; or (E) a tender offer is completed for 50% or more of the voting securities of the Company then outstanding.

(b)       If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 upon his subsequent termination of employment by the Company or resignation for Good Reason or in the event of Executive’s subsequent death, in each case at any time during the term of this Agreement, unless such termination is because of Termination for Cause.

(c)        Upon the occurrence of a Change in Control followed by the Executive’s termination of employment by the Company (other than a Termination for Cause or a resignation without Good Reason), or in the event of Executive’s subsequent death, the Company shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, an amount equal to the sum of (i) twelve (12) months of the Executive’s Base Salary at the time of the occurrence of the Change in Control plus (ii) the average of the annual bonus amount for the prior three (3) years.  Such payment shall be made in equal monthly installments during the twelve (12) months following Executive’s termination.

(d)       Upon the occurrence of a Change in Control followed by the Executive’s termination of employment by the Company (other than a Termination for Cause or a resignation without Good Reason), the Company will cause to be continued life, medical, dental and disability coverage (if coverage is available under the Company’s current policy) substantially identical to the coverage maintained by the Company for Executive prior to his termination for twelve (12) months following termination.

(e)        Upon the occurrence of a Change in Control, any unvested Incentive Equity granted to the Executive pursuant to Section 3(c) of this Agreement shall immediately vest and be immediately exercisable and free from any rights of repurchase, subject to the provisions of Section 5(f) hereof.

(f)        If any payment or benefit Executive would receive pursuant to this Section 5 (“Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and, but for this paragraph (f), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment):  reduction of cash payments; cancellation of accelerated vesting of Incentive Equity; reduction of employee benefits.  In the event that acceleration of vesting of Incentive Equity compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s

Incentive Equity unless Executive elects in writing a different order for cancellation.  The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder, and shall bear the expenses thereof.  Such accounting firm shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive).  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.         TERMINATION UPON RETIREMENT, DEATH, AND DISABILITY.

(a)        Termination by the Company of the Executive based on “Retirement” shall mean termination in accordance with the Company’s retirement policy or in accordance with any retirement arrangement established with Executive’s consent with respect to him.  Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and other plans to which Executive is a party.

(b)       This Agreement shall automatically terminate upon the death of the Executive.  If terminated because of death, the rights granted in section 4(e) will be immediately available for Executive’s beneficiaries.  In addition, Executive shall be awarded a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Executive would have been awarded for the current year, pro-rated by the number of completed calendar months of such year (such that, for example, a termination on October 5 in a calendar year would result in payment of the 9/12 of Executive’s bonus); provided that in no event will such bonus amount be less than such pro-rated portion of the average of Executive’s bonuses for the three most recent years.

(c)        If the Executive is Disabled (as defined below) for a continuous period of six (6) months, the Company may terminate this Agreement upon written notice to the Executive.  If the Company terminates the Executive due to the Disability of the Executive, the Company shall, for a period of one (1) year from the date of termination, provide the Executive with the term life insurance and medical insurance and, to the extent permitted by law and the terms and conditions of the Company’s benefit plans, other employee benefits generally available to the Company’s employees, that are in effect at the time of termination.  The Executive, for purposes thereof, shall be deemed to be “Disabled” when, as a result of bodily injury or disease or mental disorder he is so disabled that he is prevented from performing the principal duties of his employment and is under the regular care of a currently licensed physician or surgeon for such bodily injury, disease or mental disorder.  In addition, Executive shall be awarded (i) a cash amount equal to twelve (12) months of the Executive’s Base Salary at the time of termination due to Disability, and (ii) a pro-rated bonus, in an amount equal to the Board’s good faith estimate of the bonus Executive would have been awarded following the end of the current year, pro-rated by the number of completed calendar months of such year (such that, for example, a termination on October 5 in a calendar year would result in payment of the 9/12 of Executive’s bonus); provided that in no event will such bonus amount be less than such pro-rated portion of the average of Executive’s bonuses for the three most recent years.

7.         TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of (i) any knowing act, or knowing failure to act, by the Executive involving fraud or willful malfeasance in the performance of his duties under this Agreement, including, but not limited to, Executive’s willful failure to serve as a full time employee of the Company pursuant to the terms and provisions of Section 1 of this Agreement, or (ii) the Executive’s unlawful appropriation of a corporate opportunity or other breach of fiduciary duty or other obligation to the Company, or (iii) the conviction of the Executive of a felony under federal or state law.  For purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates.  Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of a  majority of the members of the Board at a meeting of the Board called and held for that purpose (after 30 days’ notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail.  The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

8.         NOTICE

(a)        Any purported termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)       “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

9.         CONFIDENTIALITY

Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company to any person, firm, corporation, or other entity for any reason or purpose whatsoever which is not otherwise publicly available.  In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Company, or from rendering any services to any person, firm corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

10.       NON-COMPETITION.

Upon any termination of Executive’s employment hereunder, Executive agrees not to compete with the Company for a period of twelve (12) months following such termination in those states within the United States and those countries outside the United States in which the Company conducts business (the “Restricted Area”); provided that the ownership by the Executive of less than five percent (5%) of a publicly-traded class of securities shall not be deemed a violation of this Section 10.  Executive agrees that during such period and within the Restricted Area, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the Company.  The parties hereto, recognizing that irreparable injury will result to the Company, its business and property in the event of Executive’s breach of this Section 10 agree that in the event of any such breach by Executive, the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive.  Executive represents and admits that in the event of the termination of his employment, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

11.       SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.  The Company may use insurance proceeds especially obtained therefor as partial payment in the event of disability.

12.       EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company or any predecessor of the Company and Executive (including without limitation Executive’s Employment Agreement dated May 25, 1998).  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.       NO ATTACHMENT.

(a)        Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)       This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective successors and assigns.

14.       MODIFICATION AND WAIVER.

(a)        This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)       No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.       SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.       HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.       GOVERNING LAW

This agreement shall be governed by the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the day and year first above written.

EXECUTIVE:		COMPANY:

DIGITAL RIVER, INC.
By:	/s/ Joel A. Ronning
Joel A. Ronning

		By:	/s/ Thomas F. Madison
Thomas F. Madison, Lead Director